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                                                                      EXHIBIT 12

                        ITT CORPORATION AND SUBSIDIARIES

            CALCULATION OF RATIO OF EARNINGS TO TOTAL FIXED CHARGES
                             (MILLIONS OF DOLLARS)

                                                                                NINE MONTHS
                                                                                   ENDED
                                                                               SEPTEMBER 30,
                                                                              ---------------
                                                                              1996       1995
                                                                              ----       ----
Earnings:
Net Income..................................................................  $183       $103
Add:
  Adjustment for distributions in excess of equity earnings and losses
     (a)....................................................................     7         13
  Income taxes..............................................................   153         69
  Minority equity in net income.............................................    29         16
  Amortization of interest capitalized......................................     2          2
                                                                              ----       ----
                                                                               374        203
                                                                              ----       ----
Fixed Charges:
  Interest and other financial charges......................................   222        254
  Interest factor attributable to rentals (b)...............................    20         19
                                                                              ----       ----
                                                                               242        273
                                                                              ----       ----
Earnings, as adjusted.......................................................  $616       $476
                                                                              ====       ====
Fixed Charges:
  Fixed charges above.......................................................  $242       $273
  Interest capitalized......................................................     8          5
                                                                              ----       ----
  Total fixed charges.......................................................  $250       $278
                                                                              ====       ====
Ratio:
  Earnings, as adjusted, to total fixed charges.............................  2.46       1.71
                                                                              ====       ====

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NOTES:

a) The adjustment represents distributions in excess of undistributed earnings and losses of companies in which at least 20% but less than 50% equity is owned.

b) The interest factor attributable to rentals consists of one third of rental charges, deemed by the Corporation to be representative of the interest factor inherent in rents.